Exhibit 23




                       Consent of Independent Accountants


Ford Motor Company
One American Road
Dearborn, Michigan


Re:    Ford Motor Company Registration Statement
       Nos. 33-64607, 33-54735, 33-54275, 33-50194,
       33-36061, 33-14951, 2-95020, 333-28181,
       333-49545, 333-58695, 333-47443, 333-86127,
       333-37396, 333-38580, 333-40258, 333-61882 and
       333-72476 on Form S-8

We consent to the incorporation by reference in the above Registration Statements of our report dated June 10, 2002 to the Board of Directors of Ford Motor Company with respect to the financial statements of the Ford Motor Company Savings and Stock Investment Plan for Salaried Employees at December 30, 2001 and 2000 and for the year ended December 30, 2001, which is included in this Annual Report on Form 11-K.



/s/PricewaterhouseCoopers LLP

Detroit, Michigan
June 10, 2002